Exhibit 10.1
BlueLinx Holdings Inc. Executive Severance Plan

Effective May 21, 2015

Article I.
ESTABLISHMENT AND PURPOSE

BlueLinx Holdings Inc. has established the BlueLinx Holdings Inc. Executive Severance Plan (the “Plan”) effective as of May 21, 2015 (the “Effective Date”). The purpose of the Plan is to provide severance payments and benefits to certain eligible employees of BlueLinx Holdings Inc. (the “Company”) and its subsidiaries whose employment with the Company is terminated in a Qualifying Termination.

The Plan will be administered for the exclusive purpose of providing eligible employees with severance payments and benefits in accordance with the provisions of the Plan. The Plan is intended to be an unfunded “employee welfare benefit plan” within the scope of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and constitute a severance pay plan within the scope of Department of Labor (“DOL”) Regulation Section 2510.3-2(b). The Plan is not intended to be a pension plan under Section 3(2) (A) of ERISA.

In the event of any unintended inconsistency between the Plan document and any oral or written communication relating to the Plan, the Plan document shall control. Capitalized terms shall have the meanings provided in Article VII.

Article II.
ELIGIBILITY AND PARTICIPATION
Section 2.1    Eligibility for Separation Benefits Generally. Each Covered Employee may be eligible for Separation Benefits if he or she has a Qualifying Termination and otherwise satisfies all of the conditions described in this Plan, including executing and delivering a nonrevocable Release.
Section 2.2    Release Required. The Company shall have no obligation to provide any Separation Benefits or Severance Pay if a Covered Employee does not deliver an executed Release to the Company within the time set forth in the Release or if the Covered Employee revokes the Release within the time period permitted by applicable law. Notwithstanding any other provision of the Plan, any Severance Pay, or Separation Benefits to be provided under the Plan (other than the Accrued Benefits) prior to the Covered Employee’s execution of the Release and the expiration of the applicable revocation period, without the Covered Employee revoking same, within the sixty- (60) day period after the Covered Employee’s Termination Date, shall be accumulated and paid in a lump sum or delivered after the Covered Employee’s execution of the Release and the expiration of the applicable revocation period, without the Release being revoked,
Section 2.3    Disqualifying Termination; Termination for Cause; Resignation for Other Than Good Reason. Except as otherwise provided in a Release, if a Covered Employee’s employment terminates on account of a Disqualifying Termination, the Covered Employee shall not be eligible to receive Separation Benefits under the Plan and shall be entitled only to receive his or her Accrued Benefits. The Accrued Benefits shall be payable to the Covered Employee within sixty (60) days following the Covered Employee’s Termination Date.
Section 2.4    Transition Assistance. A Covered Employee will not be entitled to Separation Benefits under this Plan unless the Covered Employee satisfies all reasonable transition assistance requests of the Company to the Company’s reasonable satisfaction, including, without limitation, aiding in the location of files, preparing accounting records, returning all Company property in the Covered Employee’s possession, or repaying any amounts the Covered Employee owes the Company.
Section 2.5    Restrictive Covenants. A Covered Employee will not be entitled to Separation Benefits under this Plan if the Covered Employee (i) breaches any non-competition, non-solicitation, intellectual property or confidential information obligation contained in, or (ii) fails to comply in any material respect with the remaining provisions of any restrictive covenant agreement to which the Covered Employee and the Company are parties or any other agreement with the Company or Company policy relating to non-competition; non-solicitation of customers, vendors, or employees; nondisclosure of confidential information; or ownership of intellectual property (such non-competition, non-solicitation, nondisclosure and ownership covenants collectively referred to as the “Restrictive Covenants”).  In addition, receipt of Separation Benefits is expressly conditioned upon such Covered Employee’s continued compliance with the Restrictive Covenants. Notwithstanding the foregoing, a Covered Employee shall have fifteen (15) calendar days following receipt of written notice from the Company to cure any failure to comply under (ii) above, provided such failure is capable of being cured. The written notice shall state, in reasonable specificity, the manner in which the Company alleges the Covered Employee has failed to comply in one or more material respects with a provision subject to (ii) above.
ARTICLE III.
SEPARATION BENEFITS
Section 3.1    (a)    Separation Benefits. Subject to a Covered Employee’s execution and delivery of a Release (and nonrevocation of the Release) and compliance with the terms and conditions of the Plan and the Release, the Covered Employee will be entitled to receive the following Separation Benefits upon a Qualifying Termination:
(i)    Severance Pay. A severance payment equal to twelve (12) months’ of the Covered Employee’s Salary payable as salary continuation in accordance with the Company’s normal payroll procedures commencing on the first regularly scheduled payday following the effective date of the Covered Employee’s Release.
(ii)    Bonus. A pro-rata portion of the Covered Employee’s annual bonus for the performance year in which the Covered Employee’s Termination Date occurs based on the actual performance attained, which pro-rata bonus shall be payable at the time that annual bonuses are paid to other senior executives generally. The pro-rata bonus shall be determined by multiplying the bonus amount that the Covered Employee would have received based upon actual performance attained had employment continued through the end of the performance year by a fraction, the numerator of which is the number of days the Covered Employee was employed by the Company during the performance year and the denominator of which is the total number of days in the performance year.
(iii)    Unvested Equity Awards. Unvested equity awards shall vest or be forfeited as set forth in the applicable award agreement or pursuant to action by the Compensation Committee of the Board.

(iv)    Career Transition Assistance. Career transition services valued at up to $10,000 from a career transition services firm selected by the Company. Eligibility to receive these services will expire upon the first to occur of (a) the Covered Employee becoming employed; or (b) the first anniversary of the Covered Employee’s Termination Date.
(b)    Accrued Benefits. A Covered Employee shall be entitled to receive his or her Accrued Benefits. The Accrued Benefits shall be payable in the same manner and time as if the Covered Employee had remained employed with the Company, and, in any event, no later than sixty (60) days following the Covered Employee’s Termination Date.
Section 3.2    Cessation of Separation Benefits upon Reemployment. If a Covered Employee accepts re-employment with the Company or any Affiliate before receiving his or her full Separation Benefit under the Plan, all Separation Benefits that are unpaid or that have not yet been received as of the Covered Employee’s re-employment date shall be forfeited effective as of the same date. If a Covered Employee accepts re-employment with the Company or any Affiliate after the Covered Employee’s Separation Benefit has been paid or received in full, repayment shall not be required. In the event a Covered Employee’s employment is terminated due to a Qualifying

Termination, all prior severance payments or separation benefits (whether under this Plan or another plan, agreement, or program maintained by the Company) received by such Covered Employee from the Company within the five (5) year period prior to the Covered Employee’s Termination Date shall be deducted from the Separation Benefits that the Covered Employee is eligible to receive pursuant to this Article III. Notwithstanding the foregoing, the Company, at its sole discretion, shall have the right to elect to deduct less than the full amount of the prior severance payments or separation benefits received by such Covered Employee within the five (5) year period prior to his or her Termination Date.
Section 3.3    Disgorgement of Compensation. If the Company is required to prepare an accounting restatement due to material noncompliance by the Company, as a result of misconduct, with any financial reporting requirement under the federal securities laws, to the extent required by law a Covered Employee will reimburse the Company for (i) any bonus or other incentive-based or equity-based compensation received by the Covered Employee from the Company (including such compensation payable in accordance with this Article III) during the 12-month period following the first public issuance or filing with the Securities and Exchange Commission (whichever first occurs) of the financial document embodying that financial reporting requirement; and (ii) any profits realized by the Covered Employee from the improper or unlawful sale of the Company’s securities during that 12-month period.
Section 3.4     Withholding. Payments of Separation Benefits or Accrued Benefits to a Covered Employee are subject to such withholding and to such other deductions as may be required under any income tax or other law, whether of the United States or any other country, and whether federal, state or local. The Company shall have the authority to withhold or cause to have withheld applicable taxes with respect to benefits provided under the Plan to the extent required by law.
Section 3.5     Benefit Plans. Except as otherwise provided in the Plan, as of a Covered Employee’s Termination Date the Covered Employee shall cease active participation in and eligibility for any employee benefit plan, program or policy sponsored or subsidized by the Company, unless otherwise specifically required to be continued pursuant to applicable law or the terms of such plan, program, or policy.

ARTICLE IV.
PLAN ADMINISTRATION
Section 4.1    Administration. The Company’s Chief Executive Officer, or such other officer or committee appointed by the Compensation Committee of the Board, shall be the Plan Administrator, and will be the named fiduciary of this Plan for purposes of ERISA. In the absence of any such designation, the Chief Executive Officer of the Company shall act as the Plan Administrator. The Plan Administrator shall have the sole and final discretionary authority and responsibility for all matters in connection with the operation and administration of the Plan, including, but not limited to:
(a)    the authority to construe and interpret the terms of the Plan and all facts surrounding claims for Separation Benefits under the Plan;
(b)    to determine claims for violation of applicable employment laws, whether of the United States or any other jurisdiction, including federal, state or local laws addressing the payment of Separation Benefits;
(c)    to adopt, prescribe, amend and rescind rules and practices concerning Plan administration;
(d)    to delegate any or all of its authority to an individual, entity or committee as it deems appropriate and to rescind any such delegation in whole or in part;
(e)    interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument, or agreement relating to the Plan; and
(f)    to make all other determinations (including, without limitation legal determinations) necessary or advisable in its discretion for the administration of the Plan, including, but not limited to, those concerning eligibility for Separation Benefits and resolving disputed issues of fact.
Section 4.2    Non-Uniform Treatment. The Plan Administrator’s determinations under the Plan need not be uniform and any such determinations may be made selectively among Covered Employees. Without limiting the generality of the foregoing, except to the extent prohibited by applicable law, the Plan Administrator shall be entitled, among other things, to make non-uniform and selective determinations with regard to the amount, terms or conditions of any Separation Benefits.
Section 4.3    Plan Administrator Decisions Final. All determinations of the Plan Administrator (or its designee) with respect to the Plan will be conclusive and binding on all parties, unless such decisions are determined by a court having jurisdiction to be arbitrary and capricious.
Section 4.4    Indemnification. The Company shall indemnify and hold harmless the Plan Administrator against any claim, cost, expense (including reasonable attorneys’ fees), judgment or liability (including any sum paid in settlement of a claim with the approval of the Company) arising out of any act or omission to act of the Plan Administrator or a member thereof under the Plan, except in the case of willful misconduct.

ARTICLE V.
CLAIMS PROCEDURES
Section 5.1    Procedure for Granting or Denying Claims. Any claim for Separation Benefits shall be made in writing to the Plan Administrator, in person or by mail, postage paid. All such claims must be filed no later than one year following a Covered Employee’s Termination Date. A former employee’s rights with respect to any claim that is not submitted within the applicable time limit shall be waived. Within ninety (90) days after receipt of any claim, the Plan Administrator will notify the claimant of the granting or denying, in whole or in part, of such claim, unless special circumstances require an extension of time for processing the claim. If such extension is necessary, the Plan Administrator will notify the claimant within the initial ninety (90) day period that the Plan Administrator needs up to an additional ninety (90) days to review the claim. The Plan Administrator will have full discretion to deny or grant a claim in whole or in part.
Section 5.2    Notice of Denial. The Plan Administrator will provide to every claimant who is denied a claim for Separation Benefits a written notice setting forth in a manner calculated to be understood by the claimant:
(a)    The specific reason or reasons for the denial;
(b)    Specific reference to pertinent Plan provisions on which the denial is based;
(c)    A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and
(d)    An explanation of the Plan’s claim review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse determination on review.
The decision or action of the Plan Administrator shall be final, conclusive and binding on all persons having any interest in the Plan, unless a written appeal is filed as provided in Section 5.3 hereof.
Section 5.3    Review of Claim Denial. Within sixty (60) days after the receipt by the claimant of notice of denial of a claim, the claimant may (a) file a request with the Plan Administrator that it conduct a full and fair review of the denial of the claim, (b) receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, and (c) submit questions and comments to the Plan Administrator in writing.

Section 5.4    Decision After Review. Within sixty (60) days after the receipt of a request for review under Section 5.3, the Plan Administrator shall deliver to the claimant a written decision with respect to the claim, except that if there are special circumstances which require more time for processing, the sixty (60) day period shall be extended to one hundred twenty (120) days upon notice to that effect to the claimant. The decision shall be written in a manner calculated to be understood by the claimant and shall (a) include the specific reason or reasons for the decision, (b) contain a specific reference to the pertinent Plan provisions upon which the decision is based, (c) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim, and (d) a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA. All interpretations, determinations and decisions of the Plan Administrator with respect to any claim shall be made in its sole discretion, and shall be final and conclusive.
Section 5.5    Bar to Legal Action. No legal action may be commenced or maintained for Separation Benefits under the Plan prior to the claimant’s exhaustion of the claims procedures set forth in this Article.
Section 5.6    Limitation on Forum and Time Limitation on Actions. If, after exhausting the claims procedures set forth in this Article, a claimant wishes to pursue legal action, any action by the claimant to (a) recover Separation Benefits under the Plan, (b) enforce the claimant’s rights under the terms of the Plan, or (c) clarify the claimant’s right to future Separation Benefits under the terms of the Plan, or any combination of the foregoing must be brought in the United States District Court for the Northern District of Georgia. Any such action must be filed within one year of receipt of the final decision rendered by the Plan Administrator which is being challenged. A claimant will waive any claims not brought within two years following the Plan Administrator’s final decision.

ARTICLE VI.
MISCELLANEOUS
Section 6.1    Amendment or Termination. The Company hereby reserves the right to amend or terminate the Plan or any Separation Benefits, in whole or in part, at any time without the consent of, or the prior notification to any Covered Employees; provided, however, that any such amendment or termination shall not decrease the benefits available under this Plan to a Covered Employee on the date immediately before the date the Plan is amended or terminated without the written consent of the Covered Employee. Without the written consent of the Covered Employee, no such amendment or termination shall reduce the Separation Benefits payable pursuant to a Release that is in effect at the time the Plan is amended or terminated.
Section 6.2    No Right to Continued Employment. Nothing contained in this Plan, any Release or any documents relating to this Plan shall (a) affect any Covered

Employee’s status as an “at-will” employee of the Company; (b) confer on a Covered Employee any right to continue in the employ of the Company; or (c) interfere in any way with the Company’s right to terminate Covered Employee’s employment at any time, with or without cause.
Section 6.3    Unfunded Plan; Unsecured General Creditor. The Plan shall be unfunded. Benefits provided by the Company under the Plan shall be funded solely out of the Company’s general assets. No Covered Employee or any other party claiming an interest in benefits under the Plan shall have any interest whatsoever in any specific asset of the Company or any of its Affiliates. To the extent that any party acquires a right to receive payments under the Plan, such right shall be equivalent to that of an unsecured general creditor of the Company.
Section 6.4    Company Liability. The liability of the Company for Separation Benefits is defined only by the Plan. The Company has no obligation to Covered Employees except as expressly provided in the Plan. Nothing in this document should be construed to mean that the Separation Benefits are guaranteed.
Section 6.5    Plan Exclusive Source of Rights. This Plan and the Releases contain all of the terms and conditions with respect to Separation Benefits, and no Covered Employee or former Covered Employee may rely on any other communication or representation, whether oral or written, of the Company or any of its Affiliates, or any officer or employee of the Company or any of its Affiliates, as creating any right or obligation not expressly provided by this Plan.
Section 6.6    Effect on Other Benefits. The Company does not intend for the Separation Benefits provided under this Plan to be counted as “salary” or “compensation” for purposes of determining benefits under any other benefit plan, pension plan, or similar arrangement. Severance Pay will not result in any 401(k) contributions by the Covered Employee or any matching contributions by the Company.
Section 6.7    Benefits Not Vested. No one under any circumstance is automatically entitled to Plan benefits. The Plan Administrator in its sole discretion reserves the right to determine whether the requirements for eligibility and participation contained in Article II have been satisfied and whether any Covered Employee is entitled to benefits from the Plan.
Section 6.8    Integration With Other Payments. Separation Benefits are not intended to duplicate such benefits as workers’ compensation wage replacement benefits, disability benefits, pay-in-lieu-of-notice, severance pay, or similar benefits under other benefit plans, severance programs, employment contracts, or applicable laws, such as the WARN Act. Should such other benefits be payable, a Covered Employee’s Separation Benefits will be reduced accordingly or, alternatively, Separation Benefits previously paid under this Plan will be treated as having been paid to satisfy such other benefit obligations. In either case, the Plan Administrator, in its sole discretion, will determine how to apply this provision and may override other provisions in this Plan in doing so.

Section 6.9    Nonassignability; Offset. No benefit payable under the Plan to any Covered Employee may be sold, transferred, assigned, alienated, pledged, or encumbered other than to a designated beneficiary upon the Covered Employee’s death or by will or the laws of descent or distribution. To the maximum extent permitted by law, Separation Benefits shall not in any way be subject to claim of creditors or liable to attachment, execution or other process of law. The Plan Administrator retains the discretion at all times in accordance with the laws of the United States or any other jurisdiction, and whether federal, state or local, to reduce the amount of Separation Benefits payable under the Plan to any Covered Employee to recover any amounts which the Covered Employee owes the Company or any of its Affiliates.
Section 6.10    No Mitigation. A Covered Employee is not required to mitigate the amount of any Severance Pay or Separation Benefit provided under the Plan by seeking other employment or otherwise.
Section 6.11    Acceptance; Acknowledgement of Authority. All Separation Benefits shall be provided conditionally upon the Covered Employee’s acknowledgement and agreement, by returning a signed copy of the Release to the Company within the time period required by the Company, (a) to be bound by the terms of the Plan and the Release, (b) to sign any ancillary documents or forms necessary to effectuate the intent of the Plan and provisions of Separation Benefits under the Plan, as determined by the Plan Administrator, (c) to be bound by the determinations and decisions of the Plan Administrator with respect to the Release, the Plan and the Covered Employee’s rights to Separation Benefits under the Release and the Plan, and (d) that all such determinations and decisions of the Plan Administrator shall be binding on the Covered Employee, his or her beneficiaries and any other person having or claiming an interest in such Release and the Plan on behalf of the Covered Employee.
Section 6.12    Notices. Any and all notices provided for in the Plan or Release shall be given in writing and shall be deemed given to a party at the earlier of (i) when actually delivered to such party, or (ii) when mailed to such party by registered or certified mail (return receipt requested) or sent to such party by courier, confirmed by receipt, and addressed to such party at: (a) if to a Covered Employee, at his or her residence address last filed with the Company; and (b) if to the Company, to the following:
Attn: Chief Executive Officer
BlueLinx Holdings Inc.
4300 Wildwood Parkway
Atlanta, Georgia 30339
Section 6.13    Governing Law. The validity, interpretation, construction and performance of the obligations created under the Plan will be subject to ERISA, and to the extent not preempted, the laws of the State of Georgia. Any legal action related to the Plan and the Release shall be brought only in the United States District Court for the

Northern District of Georgia or a state court located in Cobb County, Georgia. Each Covered Employee accepts the jurisdiction of these courts and consents to service of process from said courts for legal actions related to the Plan and the Release.
Section 6.14    Validity. If any provision of this Plan is determined to be invalid or unenforceable, then such invalidity or unenforceability shall have no effect on the other provisions hereof, which shall remain valid, binding and enforceable and in full force and effect, and the Plan shall be construed as if any such invalid or unenforceable provision were not a part hereof.
Section 6.15    Successors. This Plan shall be binding upon and inure to the benefit of the Company and its Affiliates and successors and the Covered Employee’s heirs, executors and legal representatives.
Section 6.16    Headings; Gender; Number. Article and section headings are for convenience only and the language of the Plan itself will be controlling. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
Section 6.17    Code Section 409A; Taxes.
(a)    All amounts payable under this Plan are intended to comply with the “short term deferral” exception from Code Section 409A (“Section 409A”) specified in Treas. Reg. § 1.409A-1(b) (4) (or any successor provision) or the “separation pay plan” exception specified in Treas. Reg. § 1.409A-1(b) (9) (or any successor provision) or to comply with the provisions of Section 409A to the maximum extent possible. In no event will Severance Pay be paid from the Plan later than the last day of the second taxable year following the year in which the Covered Employee’s Termination Date occurs. All amounts paid or provided under this Plan must be paid in accordance with Section 3.1, except to the extent the Covered Employee is a “specified employee” within the meaning of Section 409A and determined pursuant to procedures adopted by the Company, in which case any payments or benefits provided under this Plan that are not exempt from Section 409A will not be paid until the first day of the seventh month after the Covered Employee’s Termination Date.
(b)     To the extent that the Plan is subject to Section 409A and fails to comply with the requirements of Section 409A, the Company reserves the right, in its sole discretion, (without any obligation to do so) to unilaterally amend or terminate the Plan and/or amend, restructure, terminate or replace the Plan in order to cause the Plan either to comply with the applicable provisions of Section 409A or not be subject to Section 409A.
(c)    Each installment payment under the Plan shall be treated as a separate payment of compensation for purposes of applying Section 409A. “Termination of employment” or words of similar import, as used in this Plan shall mean, with respect to any payments of deferred compensation subject to Section 409A, the Covered

Employee’s “separation from service” as defined in Section 409A. In no event may the Covered Employee, directly or indirectly, designate the calendar year of payment. If any payment of deferred compensation subject to Section 409A is contingent on the Covered Employee’s delivery of a Release and the Release becoming effective, if the period during which the Release may be delivered begins in one calendar year and ends in another calendar year, then the payments subject to Section 409A will occur or commence in the later year.
(d)    Nothing herein shall be construed as a guarantee of any particular tax treatment to a Covered Employee. Each Covered Employee shall be solely responsible for the payment of all taxes, interest and penalties that become due as a result of a payment to the Covered Employee under this Plan, and in no event shall the Company have any responsibility or liability if this Plan does not meet any applicable requirements of Section 409A.
ARTICLE VII.
DEFINITIONS
For purposes of the Plan, the following terms shall have the meaning set forth below unless a different meaning is plainly required by the context.

“Affiliate” means any corporation, trade or business which is treated as a single employer with the Company under Sections 414(b) or 414(c) of the Code and any other entity designated by the Company as an “Affiliate” for purposes of the Plan.

“Accrued Benefits” means (i) the Covered Employee’s base salary earned but not paid through the Covered Employee’s Termination Date; (ii) any annual bonus earned for the fiscal year prior to the year in which the Covered Employee’s Termination Date occurs, but is unpaid; and (iii) reimbursement for reasonable business expenses incurred in the ordinary course of the Covered Employee’s duties prior to his or her Termination Date in accordance with the Company’s policies but are unpaid; provided that all claims for such reimbursement are submitted to the Company within fifteen (15) days following the Covered Employee’s Termination Date.

“Board” means the Board of Directors of the Company.

“Cause” for purposes of this Plan shall mean only:

(i) a Material Breach of the duties and responsibilities of a Covered Employee;

(ii) a Covered Employee’s (x) commission of a felony or (y) commission of any misdemeanor involving willful misconduct (other than minor violations such as traffic violations) if such misdemeanor causes material damage to the property, business or reputation of the Company or any of its Affiliates;

(iii) acts of dishonesty by a Covered Employee resulting or intending to result in personal gain or enrichment at the expense of the Company or any of its Affiliates;

(iv) a Material Breach of any provision contained in a written agreement between the Covered Employee and the Company or an Affiliate;

(v) conduct by a Covered Employee in connection with his or her duties and responsibilities that is fraudulent, unlawful or willful and materially injurious to the Company or any of its Affiliates;

(v) a Covered Employee’s failure to cooperate in all material respects, or failure to direct the persons subject to the Covered Employee’s management or direction to cooperate in all material respects with all corporate investigations or independent investigations by the Company or the Board, all governmental investigations of the Company or any of its Affiliates, and all orders involving the Covered Employee or the Company (or any of its Affiliates) entered by a court of competent jurisdiction;

(vi) a Covered Employee’s material violation of the Company’s Code of Conduct (including as applicable to officers), or any successor codes, all as provided in writing to the Covered Employee; or

(vii) a Covered Employee’s engagement in activities prohibited by the Restrictive Covenant.

Notwithstanding the foregoing, no termination of a Covered Employee’s employment shall be for Cause until (a) there shall have been delivered to the Covered Employee a copy of a written notice setting forth the basis for such termination in reasonable detail, and (b) the Covered Employee shall have been provided an opportunity to be heard in person by the Board (with the assistance of the Covered Employee’s counsel if the Covered Employee so desires). No act, or failure to act, on the Covered Employee’s part shall be considered “willful” unless the Covered Employee has acted or failed to act with a lack of good faith and with a lack of reasonable belief that the Covered Employee’s action or failure to act was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Covered Employee in good faith and in the best interests of the Company. Any termination of the Covered Employee’s employment by the Company shall be deemed to be a termination other than for Cause unless it meets all requirements of this Section. The Covered Employee shall have thirty (30) calendar days following receipt of notice given to the Covered Employee to address and “cure” any act or omission which might provide the basis for a termination for “Cause” if such act or omission is curable and, if cured within such 30-day period, such acts or omissions shall not provide the basis for a termination for “Cause”.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations thereunder.

“Covered Employee” means an officer of the Company or BlueLinx Corporation with a title listed on Exhibit A hereto if the officer is not a party to an employment agreement with the Company or BlueLinx Corporation that provides for any severance payments or benefits in connection with a termination without cause or a resignation for good reason (or similar term). In addition, the Compensation Committee of the Board, in its sole discretion, may designate any employee of the Company or BlueLinx Corporation as a Covered Employee.

“Disqualifying Termination” means any retirement or termination from employment other than a Qualifying Termination, and, except as otherwise agreed upon in writing by the Company, will include any retirement or termination from employment that occurs after an individual has elected or been notified of a Qualifying Termination but before the date specified for the Qualifying Termination.

“ERISA” means Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder.

“Good Reason” for purposes of this Plan shall mean only, without the consent of a Covered Employee: (i) the assignment to a Covered Employee of any duties inconsistent in any material adverse respect with the Covered Employee’s authority, duties or responsibilities (excluding a change in the Covered Employee’s reporting responsibilities), or any other action by the Company which results in a material diminution in the Covered Employee’s authority, duties or responsibilities; (ii) a material reduction by the Company of the Covered Employee’s Salary or target bonus opportunity under the Company’s annual bonus plan, in each case, other than pursuant to a reduction generally applicable to executives of the Company; or (iii) the Company requiring the Covered Employee to be based at any office or location which is outside a 50 mile radius of the Covered Employee’s principal location of employment.  Notwithstanding the foregoing, “Good Reason” shall not be deemed to exist for purposes of (i) through (iii) unless (a) the Covered Employee shall have first given the Company written notice stating with reasonable specificity the act(s) on which such termination is premised within forty-five (45) days after the Covered Employee first becomes aware of such act(s), (b) if such act(s) is curable, the Company has not cured or remedied the act(s) within thirty (30) days after receipt of such notice, and (c) the Covered Employee terminates his or her employment within forty-five (45) days after so notifying the Company. If such act(s) is curable and, if cured within such 30-day period, such act(s) shall not provide the basis for a termination for “Good Reason”.

“Material Breach” means an intentional act or omission by a Covered Employee which constitutes substantial non-performance of the Covered Employee’s obligations and causes material damage to the Company.

“Plan” means this BlueLinx Holdings Inc. Executive Severance Plan, as may be amended and restated from time to time.

“Plan Administrator” means the Chief Executive Officer of the Company or such other officer or committee designated by the Compensation Committee of the Board. In the absence of any such designation, the Company’s Chief Executive Officer shall act as the Plan Administrator.

“Qualifying Termination” means either (i) a termination of the Covered Employee’s employment by the Company without Cause or (ii) a resignation of employment by the Covered Employee for Good Reason, in each case, if the Covered Employee executes and delivers a Release to the Company within the timeframe set forth in the Release and it is not revoked within the time period permitted by law.

“Release” means the written agreement between a Covered Employee and the Company, in a form reasonably acceptable to the Company, by which a Covered Employee releases any and all current and future claims, known or unknown, against the Company and any of its Affiliates relating to or arising out of his or her employment with the Company or any of its Affiliate and termination thereof. A Release is valid only if it is delivered to the Company within the timeframe set forth in the Release and it is not revoked within the time period permitted by law.

“Restrictive Covenants” shall have the meaning set forth in Section 2.5 hereof.

“Salary” shall mean a Covered Employee’s annual rate of base salary as in effect immediately prior to the Covered Employee’s Termination Date.

“Separation Benefits” shall mean the Severance Pay and other benefits to which a Covered Employee may become entitled in accordance with the Plan.

“Severance Pay” shall mean the severance payments described in Section 3.1 to which a Covered Employee may become entitled in accordance with the Plan.

“Termination Date” means the last day worked by a Covered Employee for the Company or any of its Affiliates, as specified in the Release.

EXHIBIT A

Chief Financial Officer
Senior Vice President
Chief Human Resources Officer